Agree Realty Corporation Reports Operating Results For The Fourth Quarter And Full Year 2013

FARMINGTON HILLS, Mich., Feb. 24, 2014 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) today announced results for the quarter and full year ended December 31, 2013. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Fourth Quarter Financial and Operating Highlights:

  Increased total revenues 26% to $11.7 million from $9.3 million
  Increased FFO per share to $0.56 from $0.52
  Increased AFFO per share to $0.57 from $0.52
  Acquired two net leased properties for approximately $4.0 million and announced one Joint Venture Capital Solutions project with an estimated cost of $8.0 million
  Raised $48.8 million in net proceeds from the issuance of 1,650,000 common shares
  Paid $0.41 per share quarterly dividend on January 3, 2014

Full Year Financial and Operating Highlights:

  Increased total revenues 26% to $43.5 million from $34.6 million
  Increased FFO per share to $2.10 from $2.03
  Increased AFFO per share to $2.13 from $2.08
  Acquired 18 net leased properties for approximately $73.0 million
  Delivered five net leased developments and one Joint Venture Capital Solutions project representing an aggregate investment of approximately $26.0 million
  Raised $93.7 million in net proceeds from the issuance of 3,375,000 common shares and entered into a new $35.0 million unsecured term loan due 2020
  Paid $1.64 per share annual dividend, an increase of 2.5% from $1.60 in 2012

Financial Results

Revenue
Total revenues for the fourth quarter increased 26% to $11,716,000 compared with total revenues of $9,267,000 in the fourth quarter of 2012. Total revenues for 2013 increased 26% to $43,518,000 compared with total revenues of $34,624,000 in 2012.

Funds from Operations
Fourth quarter funds from operations (FFO) increased 30% to $7,928,000 compared with FFO of $6,081,000 for the comparable period in 2012. FFO per share for the fourth quarter of 2013 increased 7.7% to $0.56 compared with FFO per share of $0.52 for the comparable period in 2012.

For the year ended December 31, 2013, FFO increased 21% to $28,370,000 compared with FFO of $23,363,000 for the year ended December 31, 2012. FFO per share for the year ended December 31, 2013 increased 3.4% to $2.10 compared with FFO per share of $2.03 for the year ended December 31, 2012.

Adjusted Funds from Operations
Fourth quarter adjusted funds from operations (AFFO) increased 33% to $8,069,000 compared with AFFO of $6,065,000 for the comparable period in 2012. AFFO per share for the fourth quarter of 2013 increased 9.6% to $0.57 compared with AFFO per share of $0.52 for the comparable period in 2012.

For the year ended December 31, 2013, AFFO increased 20% to $28,810,000 compared with AFFO, of $23,933,000 for the year ended December 31, 2012. AFFO per share for the year ended December 31, 2013 increased 2.4% to $2.13 compared with AFFO per share of $2.08 for the year ended December 31, 2012.

Net Income
Net income for the fourth quarter of 2013 was $5,622,000, or $0.40 per share, compared with $4,747,000, or $0.41 per share, for the comparable period in 2012. For the year ended December 31, 2013, net income was $20,190,000, or $1.50 per share, compared with net income of $18,603,000, or $1.62 per share, for the year ended December 31, 2012.

Dividend
The Company paid a cash dividend of $0.41 per share on January 3, 2014 to stockholders of record on December 20, 2013. The quarterly dividend represented payout ratios of 73% of FFO and 72% of AFFO, respectively. For 2013, the Company paid an annual dividend of $1.64, a 2.5% increase over the $1.60 annual dividend paid in 2012.

CEO Comments

"I am pleased to report our operating results for the year. Our acquisition, development and joint venture efforts continue to expand and diversify our portfolio while generating positive returns for our shareholders," said Joey Agree, President and Chief Executive Officer. "Since 2010, we have invested approximately $275,000,000 in high-quality assets net leased to industry leading tenants. With a weighted average remaining lease term of approximately 13.0 years and 71% of annualized rents generated by investment grade tenants, our net lease portfolio is among the most stable in the sector. Combined with one of the strongest balance sheets across all REITs, we continue to be well-positioned to execute on our pipeline of opportunities."

More information about the Company's calculations of FFO and AFFO, as well as reconciliations of net income (in accordance with generally accepted accounting principles) to FFO and AFFO, is included in the financial tables accompanying this press release.

Portfolio Update1

As of December 31, 2013, the Company's portfolio consisted of 130 properties located in 33 states with a total of 3.7 million square feet of gross leasable space. Net leased properties contributed approximately 86% of annualized base rent with the remainder derived from community shopping centers.

The portfolio was approximately 98% leased and had a weighted average remaining lease term of 11.7 years. Approximately 90% of annualized rents were generated by national retailers and approximately 62% of annualized rents were generated by investment grade tenants.

Acquisitions
The Company acquired two retail properties during the fourth quarter for approximately $4.0 million, including a Mattress Firm in Joplin, MO and a Goodyear Tires in Berwyn, IL.

During 2013, the Company acquired 18 retail properties for approximately $73.0 million. These acquisitions were located in 13 states and leased to tenants operating in 10 different retail sectors. Approximately 45% of the rental income generated from these acquisitions is derived from investment grade retailers.

Development
In December 2013, the Company delivered its Walgreens redevelopment in Ann Arbor, Michigan. The 18,000 square foot building is on the northeast corner of State Street and North University Avenue on the central campus of the University of Michigan.

The Company delivered four additional developments to tenants in 2013, including three new Wawa stores in Florida (Kissimmee, Pinellas and Casselberry) and its first turnkey California Walgreens in Rancho Cordova.

As of December 31, 2013 the Company's construction in progress balance totaled approximately $6.9 million.

Joint Venture Capital Solutions
During the quarter, the Company announced its second Joint Venture Capital Solutions project and closed on a 4.5 acre parcel of land for the development of a 62,450 square foot project in New Lenox, Illinois. TJ Maxx, Ross Dress for Less and Petco have each executed 10 year net leases at the property. The total project cost is estimated to be approximately $8.0 million and is expected to be completed in late 2014. The Company is providing the necessary capital and overseeing construction and will be the sole owner of the property upon completion.

Previously in 2013, the Company announced its first Joint Venture Capital Solutions project and closed on a 4.2 acre parcel of land for the development of a 55,000 square foot Hobby Lobby store in Grand Forks, North Dakota. Hobby Lobby executed a 15 year lease and opened in October 2013. The Company provided the necessary capital and is the sole owner of the project.

[1] Excludes Ironwood Commons which was classified as held for sale as of December 31, 2013 and subsequently sold in January 2014.

Top Tenants1

The following is a breakdown of base rents in effect at December 31, 2013 for each of the Company's major tenants:

Tenant	Annualized Base Rent	Percent of Total Base Rent
Walgreens	$12,362,304	27.4%
CVS	2,463,490	5.5%
Kmart	2,386,344	5.3%
Wawa	2,250,182	5.0%
Wal-Mart	2,093,931	4.6%
Rite Aid	1,962,135	4.4%
Lowe's	1,846,476	4.1%
LA Fitness	1,692,841	3.8%
Kohl's	1,179,650	2.6%
Dick's Sporting Goods	1,087,982	2.4%
Total	$29,325,335	65.1%

Lease Expirations1

The following table, as of December 31, 2013, sets forth lease expirations for the next 10 years for the Company's portfolio, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

Expiration Year	Number of Leases Expiring	Gross Leasable Area		Annualized Base Rent
		Square Footage	Percent of Total	Amount	Percent of Total

2014	12	269,017	7.6%	$1,271,287	2.8%
2015	20	408,548	11.5%	2,115,763	4.7%
2016	15	105,941	3.0%	1,019,523	2.3%
2017	11	90,499	2.5%	1,681,348	3.7%
2018	15	310,792	8.7%	2,197,837	4.9%
2019	13	258,741	7.3%	3,515,770	7.8%
2020	7	140,371	3.9%	1,326,108	2.9%
2021	10	154,386	4.3%	3,268,729	7.2%
2022	9	203,409	5.7%	1,839,417	4.1%
2023	12	181,622	5.1%	2,020,346	4.5%
Thereafter	72	1,439,464	40.4%	24,813,146	55.1%
Total	196	3,562,790	100.0%	$45,069,274	100.0%

[1] Excludes the Ironwood Commons shopping center which was classified as held for sale as of December 31, 2013 and subsequently sold in January 2014.

Capital Markets and Balance Sheet

Capital Markets Activity
In January 2013, the Company completed an underwritten public offering of 1,725,000 shares of common stock, including the full exercise of the underwriter's over-allotment option, resulting in net proceeds to the Company of approximately $44.9 million.

In September 2013, the Company entered into a new seven-year $35 million unsecured term loan. The loan includes an accordion feature to increase capacity to $70 million, subject to customary terms and conditions. The interest rate is LIBOR plus 165 to 225 basis points, depending on the Company's leverage. The Company also entered into an interest rate swap to fix LIBOR at 2.20% until maturity. Based on the Company's current leverage ratio, the applicable margin would be 165 basis points over LIBOR, for an initial interest rate of 3.85% including the impact of the interest rate swap.

In November 2013, the Company completed an underwritten public offering of 1,650,000 shares of common stock, resulting in net proceeds to the Company of approximately $48.8 million.

Balance Sheet Summary
As of December 31, 2013, the Company's total debt to total market capitalization was approximately 26%. Total market capitalization is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units.

For the quarter and year ended December 31, 2013, the Company's fully diluted weighted average shares outstanding were 13,712,183 and 13,157,505. The basic weighted average shares outstanding for the quarter and year ended December 31, 2013 were 13,617,867 and 13,065,907.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of December 31, 2013, there were 347,619 operating partnership units outstanding and the Company held a 97.72% interest.

Conference Call/Webcast
Agree Realty Corporation will host a live broadcast of its fourth quarter 2013 conference call on Tuesday, February 25, 2014 at 9:00 am EST to discuss its financial and operating results. The live broadcast will be available online at: http://www.videonewswire.com/event.asp?id=97948 and also by telephone at USA Toll Free: 1-800-870-4263 and International: 1-412-317-0790. A replay will be available shortly after the call by telephone at US Toll Free: 1-877-344-7529 (conference #10040622) or International Toll: 1-412-317-0088 (conference #10040622) until May 31, 2014.

About Agree Realty Corporation
Agree Realty Corporation is primarily engaged in the acquisition and development of net leased properties leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 134 properties, located in 34 states and containing approximately 3.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com.

Forward-Looking Statements
The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2012. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Minimum rents	$ 11,080	$ 8,840	$ 40,895	$ 32,569
Percentage rent	17	5	36	24
Operating cost reimbursements	602	422	2,568	1,971
Other income	17	-	19	60
Total Revenues	11,716	9,267	43,518	34,624
Expenses:
Real estate taxes	493	511	2,036	1,786
Property operating expenses	293	248	1,192	968
Land lease payments	107	106	428	574
General and administration	1,285	1,529	5,952	5,682
Depreciation and amortization	2,261	1,615	8,489	6,241
Impairment charge		-		-
Total Operating Expenses	4,439	4,009	18,097	15,251
Income from Operations	7,277	5,258	25,421	19,373
Other Income (Expense)
Interest expense	(1,875)	(1,508)	(6,475)	(5,134)
Income From Continuing Operations	5,402	3,750	18,946	14,239
Discontinued Operations:
Gain on sale of assets from discontinued operations	-	350	946	2,097
Income from discontinued operations	220	647	298	2,267
Total Discontinued Operations	220	997	1,244	4,364
Net Income	5,622	4,747	20,190	18,603
Net income attributable to non-controlling interest	133	140	515	554
Net Income Attributable to Agree Realty Corporation	5,489	4,607	19,675	18,049
Other Comprehensive Income, Net of $20, $0, $47 and ($21)
Attributable to Non-Controlling Interest	780	(4)	1,766	(687)
Total Comprehensive Income Attributable to Agree Realty Corporation	$ 6,269	$ 4,603	$ 21,441	$ 17,362
Basic Earnings Per Share
Continuing operations	$ 0.39	$ 0.32	$ 1.41	$ 1.25
Discontinued operations	0.01	0.09	0.10	0.38
	$ 0.40	$ 0.41	$ 1.51	$ 1.63
Diluted Earnings Per Share
Continuing operations	$ 0.39	$ 0.32	$ 1.40	$ 1.24
Discontinued operations	0.01	0.09	0.10	0.38
	$ 0.40	$ 0.41	$ 1.50	$ 1.62
Weighted Average Number of Common Shares Outstanding - Basic	13,618	11,186	13,066	11,071
Weighted Average Number of Common Shares Outstanding - Diluted	13,712	11,264	13,158	11,137

Agree Realty Corporation
Funds from Operations (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$ 5,622	$ 4,747	$ 20,190	$ 18,603
Depreciation of real estate assets	1,849	1,452	6,930	5,726
Amortization of leasing costs	30	28	112	106
Amortization of lease intangibles	427	204	1,634	1,025
(Gain) Loss on sale of assets	-	(350)	(946)	(2,097)
Impairment charge	-	-	450	-
Funds from Operations	$ 7,928	$ 6,081	$ 28,370	$ 23,363
Funds from Operations Per Share - Diluted	$ 0.56	$ 0.52	$ 2.10	$ 2.03
Weighted Average Number of Common Shares Outstanding - Diluted	14,060	11,611	13,505	11,485

Adjusted Funds from Operations (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Reconciliation of Adjusted Funds from Operations to Net Income: (1)
Net income	$ 5,622	$ 4,747	$ 20,190	$ 18,603
Cumulative adjustments to calculate FFO	2,306	1,334	8,180	4,760
Funds from Operations	7,928	6,081	28,370	23,363
Straight-line accrued rent	(256)	(240)	(1,148)	(738)
Deferred revenue recognition	(116)	(115)	(464)	(463)
Stock based compensation expense	421	421	1,813	1,657
Amortization of financing costs	92	86	326	285
Capitalized building improvements	-	(168)	(87)	(171)
Adjusted Funds from Operations	$ 8,069	6,065	$ 28,810	23,933
Adjusted Funds from Operations Per Share - Diluted	$ 0.57	$ 0.52	$ 2.13	$ 2.08

Supplemental Information:
Scheduled principal repayments	$ 892	$ 836	$ 3,478	$ 3,165
Capitalized interest	$ 128	$ 45	$ 567	$ 149

(1) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and any impairment charges on a depreciable real estate asset, and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Adjusted Funds from Operations ("AFFO") is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. AFFO should not be considered an alternative to net earnings, as an indication of the company's performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the Company's performance. The Company's computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	December 31,	December 31,
	2013	2012
Assets:
Land	$ 162,097	$ 134,741
Buildings	297,465	240,204
Accumulated depreciation	(60,634)	(58,509)
Property under development	6,959	18,981
Property held for sale	4,845	4,538
Net real estate investments	410,732	339,955
Cash and cash equivalents	14,537	1,270
Accounts receivable	3,263	2,160
Deferred costs, net of amortization	30,990	24,895
Other assets	3,220	1,813
Total Assets	$ 462,742	$ 370,093
Liabilities
Notes Payable:
Mortgages notes payable	$ 113,898	$ 117,376
Unsecured revolving credit facility	9,500	43,530
Unsecured term loan	35,000	-
Total Notes Payable:	158,398	160,906
Deferred revenue	1,467	1,931
Dividends and distributions payable	6,244	4,710
Other liabilities	4,417	4,581
Total Liabilities	170,526	172,128
Stockholder's Equity
Common stock (14,883,314 and 11,436,044 shares)	1	1
Additional paid-in capital	312,975	217,769
Deficit	(23,879)	(21,167)
Accumulated other comprehensive income (loss)	472	(1,294)
Non-controlling interest	2,647	2,656
Total Stockholder's Equity	292,216	197,965
	$ 462,742	$ 370,093

CONTACT: Brian Dickman, Chief Financial Officer, (248) 737-4190